                              OPERATING AGREEMENT


                             FOR THE YURUYACO AREA

                               TABLE OF CONTENTS

                              Operating Agreement
                             For the Yuruyaco Area

  Article                                                     Page No.
  -------                                                     --------
     1      Definitions ......................................   2
     2      Participating Interests and Relationship
            of the Parties ...................................   9
     3      Operating Committee ..............................  11
     4      Joint Operations/Scope of Agreement ..............  17
     5      Operator .........................................  18
     6      Functions and Duties of Operator .................  20
     7      Programs and Budgets .............................  26
     8      Costs, Expenses and Advances .....................  28
     9      Default and Lien .................................  32
    10      Insurance ........................................  38
    11      Disposition of Petroleum .........................  38
    12      Operations by Less than all Parties ..............  40
    13      Arbitration ......................................  47
    14      Assignment or Encumbrances of Interest ...........  48
    15      Surrender ........................................  51
    16      Withdrawals ......................................  52
    17      Public Announcements .............................  54
    18      Confidential Information .........................  55

 Article                                                    Page No.
 -------                                                    --------
   19       Force Majeure ....................................  56
   20       Applicable Law ...................................  57
   21       Termination ......................................  58
   22       Consequences of Termination ......................  58
   23       Notices ..........................................  59
   24       Miscellaneous ....................................  60

            Exhibit
            -------
   "A"      Contract Area ....................................  63
   "B"      Accounting Procedure .............................  65

                              OPERATING AGREEMENT

         This Operating Agreement is made and entered into this 7th day of November, 1995, by and between Argosy Energy International, a Utah limited partnership ("Argosy"), and Neo Energy, Inc., a Texas corporation ("Neo"), hereinafter referred to individually as a "Party" and collectively as the "Parties".

                                   WITNESSETH

         WHEREAS, the Parties are joint owners of an Association Contract ("Contract") issued September 20, 1995, but effective November 19, 1995, by the Empresa Colombiana De Petroleos (Ecopetrol), covering certain acreage located in the Putumayo Basin region of the Republic of Colombia, S.A.; and,

         WHEREAS, the said Association Contract provides for two Seismic Programs to be undertaken and a subsequent option of drilling Exploration Wells in an attempt to find a Commercial Field. The Parties hereto agree to obligate themselves to conduct the Seismic Programs and to abide by the other provisions of the said Association Contract; and,

         WHEREAS, under the aforesaid Association Contract, Ecopetrol will have, under certain conditions, a Participating Interest in the Contract Area, which participation will be controlled by the Operating Agreement attached to the said Association Contract as Annex "B" (Ecopetrol Operating Agreement); and,

         WHEREAS, if there is any conflict between this Agreement and the said Ecopetrol Operating Agreement, as to the Participating Interest of the Parties and Ecopetrol, the Ecopetrol Operating

Agreement shall control. However, this Agreement shall prevail as to the Participation Interest of Argosy and Neo; and,

         WHEREAS, each of the Parties have agreed to participate in the exploration and in the development of the Contract Area and in the production of Oil, Gas and other liquid or gaseous hydrocarbons therefrom upon the terms and conditions set forth.

         NOW THEREFORE, in consideration of the mutual promises and mutual covenants herein contained, it is agreed by and between the Parties as follows:


                                   ARTICLE 1.

                                  Definitions

         As used in this Operating Agreement:

         1.1     "Affiliate" means:

                 (a) A company or corporation which is a direct or indirect subsidiary of a Party;

                 (b) An individual, company or corporation of which a Party is a direct or indirect subsidiary;

                 (c) A company or corporation which is a direct or indirect subsidiary of an individual, a company or a corporation of which a Party is a direct or indirect subsidiary;

                 (d) Any person or entity which owns more than forty percent (40%) of a Party; or

                 (e) Any partnership in which a Party or Parties owns, directly or indirectly, an interest greater than fifty percent (50%).

         For the purpose of this definition, a company or corporation is a "subsidiary" of an individual, company or corporation if the latter owns more than fifty percent (50%) of all the shares of the former or which holds or controls voting rights by which its management is controlled.

         1.2 "Agreement" means this instrument, any extension, renewal, amendment, substitution or modification hereof and the exhibits attached hereto and made a part hereof.

         1.3 "Branch" shall mean the branch of Argosy located in the Republic of Colombia, as registered in document number 5323 inscribed with the formal requisites of the Republic of Colombia on October 25, 1983.

         1.4 "Budget" means the basic planning instrument through which assignment of resources is made to specific projects to be applied within a Calendar Year or part thereof in order to attain the goals and objectives proposed.

         1.5 "Calendar Year" means a period of twelve (12) calendar months commencing with January 1 and ending on the following December 31 according to the Gregorian Calendar.

         1.6 "Commercial Field" means that part of the Contract Area which is capable of producing Oil in quantities and quality economically exploitable.

         1.7 "Completing" means, with respect to a well, installing the production string of tubulars in the hole (except surface and intermediate casing) and associated equipment for the well to and including:

                 (a) In the case of a gas well, the wellhead and the running of adequate back pressure tests.

                 (b)      In the case of an oil well, the wellhead.

         1.8 "Contract Area" means the land described in the Exhibit A, subject to Article 15.

         1.9 "Development Well" means any well deemed a Development Well by Ecopetrol under the Ecopetrol Contract.

         1.10 "Drilling Costs" means all money expended (exclusive of Completing costs and Equipping costs) for drilling, coring, logging and testing a well for the recovery of Petroleum and in the case of a well which is not completed for the taking of production of Oil, includes the costs of abandoning the well pursuant to the Regulations and costs of restoring the drilling site as required by applicable law, leases or agreements.

         1.11 "Ecopetrol" means Empresa Colombiana de Petroleos, an official economic entity of the Republic of Colombia.

         1.12 "Ecopetrol Contract" means the Association Contract with Empresa Colombiana de Petroleos dated September 20, 1995.

         1.13 "Equipping" means equipping a well beyond the wellhead including, without limitation, the installation of the pump, flow lines and production tankage and, in the case of a gas well, a heater or dehydrator or other hydrate control facility.

         1.14 "Exploration" or "Exploratory Well" means any well designed as such by the Parties, to be drilled or deepened in the Contract Area in the search for hydrocarbons and deemed an Exploratory Well by Ecopetrol under the Ecopetrol Contract.

         1.15 "Joint Account" means the set of accounts maintained by the Operator in accordance with the provisions of this Agreement and of the Accounting Procedure attached hereto as Exhibit "B" in which the Operator shall record all charges, expenditures and credits made by it in carrying out the Joint Operations hereunder which are chargeable or creditable to the Parties as provided.

         1.16 "Joint Lands" means an ownership interest, be it direct or indirect, in all of the lands, Oil and Gas leasehold or fee interests and other Oil and Gas interests intended to be explored, developed and operated for Oil and Gas purposes under this Agreement.

         1.17 "Joint Operations" means the activities or work carried out or in the process of being carried out on the Joint Lands in the name or for account of all the Parties.

         1.18 "Member" or "Members" means the persons or entities comprising the Operating Committee as defined in Article 3 hereof.

         1.19 "Non-Operator(s)" means any Party to this Agreement other than the Operator.

         1.20 "Notice" means a written notice as set forth in Article 23 hereof.

         1.21 "Oil", "Gas", or "Oil and Gas" means oil, gas, casinghead gas, gas condensate and all other liquid or gaseous hydrocarbons and other marketable substances produced therewith and which may include substances of any other nature whatsoever combined, in suspension or mixed therewith and found in a liquid state or gaseous state either at the deposit or after production under normal conditions of temperature and pressure.

         1.22 "Operating Committee" or "Committee" means the committee established pursuant to Article 3 hereof.

         1.23 "Operating Costs" means all money or costs expended, exclusive of drilling costs, completion costs and equipping costs, to operate a well or wells on the Contract Area for the recovery of Oil and Gas.

         1.24 "Operator" means the Colombian Branch of Argosy Energy International, who shall carry out directly for the Parties the operations required to exploit the Petroleum found in the Contract Area.

         1.25 "Participating Interest" means the percentage of interest in the Contract Area owned by a Party.

         1.26 "Party" means any Party to this Agreement, or any other entity acquiring a Participating Interest in a manner consistent with this Agreement. As of the date hereof the only Parties are Argosy and Neo.

         1.27 "Petroleum" means Petroleum and natural gas and every other mineral or substance, or any of them, otherwise also defined herein as Oil and/or Gas.

         1.28 "Program" means a program for carrying out Joint Operations as determined by the Operating Committee pursuant to Article 7.

         1.29 "Proportionate Share" means, with respect to a Party hereto, a percentage share equal to that Party's Participating Interest.





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
         1.30    "Recovery Petroleum" means:

                 (a) In the case of a Sole Risk Well that is a Wildcat Well, as defined in Section 1.35(b), all Petroleum produced from formations which were penetrated by the well, provided that such formations must be below the stratigraphic level in which Petroleum was found to be present in any and all wells previously drilled in the area described in Section 1.35(b);

                 (b) In the case of a Sole Risk Well that is a Wildcat Well as defined in Section 1.35(a) all Petroleum produced from the formations which were penetrated by the well;

                 (c) In the case of a Sole Risk Well that is a Development Well and after delivery of all Recovery Petroleum required under Section 1.35(a) and (b), as applicable, all Petroleum produced from such Development Well.

         1.31 "Regulations" means all statutes, laws, rules, orders and regulations in effect from time to time and made by governmental authorities having jurisdiction over the Contract Area and over the operations to be conducted thereon.

         1.32 "Retained Proceeds" means the value of the Recovery Petroleum after deducting (a) royalty payments, if any, to the Colombian government and/or Ecopetrol on the Recovery Petroleum in question, and (b) taxes (other than taxes computed by reference to profits, income, distributions, or capital) and other payments of a like nature, if any, levied by the Colombian Government or agency thereof on the Recovery Petroleum in question and after deducting the value of the portion of the Recovery Petroleum in question which is delivered to Ecopetrol on account of its participation, if any.

         1.33 "Seismic Program" means the obligations that the Parties have committed to perform as described in Clause 5.1.1 of the Ecopetrol Contract, during the first year of the Ecopetrol Contract.

         1.34 "Sole Risk Well" and "Sole Risk Development" means those operations as to which not all Parties participate as set forth in Article 12.

         1.35 "Wildcat Well" means any well deemed an Exploratory Well by Ecopetrol and which additionally meets the following criteria:

                 (a) A well drilled in the Contract Area which at the time of spudding is located in an area lying outside the interpreted closure of any geological structure (or stratigraphic trap) into which a well has been drilled, in which such last-mentioned well Petroleum in commercial quantities has been found to be present during a positive test; or

                 (b)      A well drilled or deepened in the Contract Area which
(i) at the time of spudding, deepening or reworking is located in a surface area lying inside the interpreted closure of any geological structure (or stratigraphic trap) into which a well has been previously drilled in which such previously drilled well where Petroleum in commercial quantities has been found to be present during a positive test, (ii) is drilled or deepened to a depth below the stratigraphic level in which Petroleum was found to be present within the interpreted closure and (iii) is not completed in the horizon in which such Petroleum was found to be present.


                                   ARTICLE 2

            Participating Interests and Relationship of the Parties

         2.1 All rights and obligations in the Ecopetrol Contract (except for the rights and obligations of Ecopetrol and the Government of Columbia) and all equipment, materials and facilities owned by or hereafter purchased for the operation of the Joint Lands shall be owned by the Parties in undivided interests in the percentages set out in Section 2.2 below, as modified from time to time in accordance with Section 2.3 below.

         2.2 Except as modified by Section 2.3 below, the Parties shall, during the term of this Agreement, own all rights, interests and benefits hereunder and under the Ecopetrol Contract and all Petroleum produced pursuant thereto and shall assume and discharge all of the liabilities and obligations set forth in the Ecopetrol Contract and this Agreement, according to the following Participating Interests:

                          Argosy                   55%

                          Neo                      45%

         All Joint Account costs shall be shared by the Parties on the basis of their respective Participating Interests.

         2.3 The percentages set forth in Section 2.2 above are the initial Participating Interests of the Parties. If, from time to time, the Participating Interest of any Party increases or decreases as provided for in this Agreement, the proportion of the obligations, liabilities, costs and expenses to be borne and paid by that Party, as well as its Proportionate Share of the rights and benefits, shall be increased or decreased correspondingly in accordance with the provisions of this Agreement.

         2.4 Except as provided in Article 12 hereof, a Party's Participating Interest must be the same in all parts of the Contract Area. Only Participating Interests in the entire Contract Area may be transferred under Article 14 of this Agreement.

         2.5 The liability of the Parties shall be severed, not joint or collective. Each Party shall be responsible only for its obligations, and shall be liable only for its Participating Interest or Proportionate Share of the costs of Joint Operations. Accordingly, the liens granted among the Parties in Article 9 are given to secure only the debts of each severally. It is not the intention of the Parties to create, nor shall this Agreement be construed as creating, a mining or other partnership or association, or to render the parties liable as partners.

         2.6 Except as provided in Article 12 hereof, all property of every kind and description acquired pursuant to this Agreement shall be owned in undivided shares by the Parties in accordance with their respective Participating Interests. During the term of this Agreement, each Party agrees that it shall at no time resort to any proceeding or action at law or other action to partition or divide any such property or any portion thereof jointly owned by all Parties subject to this Agreement.

         2.7 Each Party hereby elects to be excluded from the application of all of the provisions of Subchapter K of Chapter 1 of Subtitle A of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Operator is hereby authorized and directed to execute such evidence of this election as may be required by the Secretary of the Treasury of the United States or the United States Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements and data required by the Code and applicable regulations thereunder. Should there be any requirement that each Party further evidence this election, each Party agrees to execute such documents and furnish such other evidence as may be required by the United States Internal Revenue Service. Each Party further agrees not to give any notice or take any action inconsistent with the election made hereby and, further, to take such action consistent with the foregoing election as may be necessary or desirable to effect or evidence the same result with respect to any other taxing jurisdiction or authority.


                                   ARTICLE 3.

                              Operating Committee

         3.1 To provide for the orderly supervision and direction of the Joint Operations, the Parties shall pursuant to this Agreement forthwith establish an Operating Committee in accordance with Section 3.3 hereof. Any future Members of the Operating Committee,





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
other than the initial Members, shall represent an entity or an individual who may become a successor to a Party's Participating Interest in the Joint Lands or who may become a successor to a portion of a Party's Participating Interest in the Joint Lands.

         3.2 In addition to the powers and responsibilities otherwise set forth in this Agreement, the Operating Committee shall have the following powers and responsibilities, the exercise of which shall be the proper business of the Operating Committee:

                 (a) To establish policies from time to time governing various aspects or activities of the Joint Operations;

                 (b)      To review, adopt and revise Programs and Budgets;

                 (c) To select the location for wells to be drilled under said Programs and to approve the program for drilling, deepening, reworking, sidetracking, testing, Completing, plugging and abandoning of wells thereunder;

                 (d) To select areas to be relinquished or surrendered under the terms of the Ecopetrol Contract.

                 (e) To appoint such technical, financial, accounting, legal or other committees as may be appropriate for studies, analyses or reports on matters pertaining to the Joint Operation;

                 (f) To consider the advisability of purchasing, selling or exchanging information from, to or with third parties, other than affiliated companies, and making of contributions, such as bottom hole or dry hole contributions, subject to government approval, if required; and,

                 (g)      To consider such other matters pertaining to the

Joint Operations as may be specifically referred to the Operating Committee by the Parties.

         3.3     (a)      Except as provided in Section 3.3 (b), Argosy and Neo
each shall have the right to appoint two Members to the Operating Committee. These Members of the Operating Committee appointed by Argosy and Neo are appointed by agreement of each Party as well as the alternative Member(s) who shall be authorized to represent and bind such Party at meetings of the Operating Committee. A party may change its Member from time to time by Notice to all other Parties. The Members to serve on the Operating Committee are hereby appointed and identified as follows:

                          Members                           Alternates
                          -------                           ----------

         Argosy:          Douglas W. Fry                    W. Kirk Bosche'

                          Santiago Gonzalez                 Edgar L. Dyes

         Neo:             Ronald Suttill

                          Robert C. Boyd

         Appointment of these Members of the Operating Committee shall require no additional notice apart from the execution of this Agreement. Such Members shall serve as Members as provided hereby until they resign or are removed as provided herein.

                 (b) Upon the transfer of fifteen percent (15%) or greater Participating Interest by a Party to an individual or entity ("New Party"), the New Party shall have the right to appoint a Member to the Operating Committee who shall be entitled to vote such New Party's Participating Interests.





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
                 (c) Any Party holding less than a fifteen percent (15%) of the Participating Interests shall not be entitled to have a Member on the Operating Committee.

         3.4 A Chairman of the Operating Committee ("Chairman") shall be selected by the Members. For a period of six months from the date hereof a Member representing Neo shall be Chairman of all meetings of the Operating Committee. If a Member representing Neo is not present at the commencement of such a meeting, the Members present shall elect one of their number to be the chairman of such meeting. After the expiry of the aforementioned six month period, the Chairman shall be elected for a period of one year by a majority vote of the Operating Committee.

         3.5 The Operating Committee may consider any matter including, without limitation, those referred to in Section 3.2 above. A meeting shall be held every other month unless properly called sooner by the Operator or any Member. Commending with the initial meeting of the Operating Committee and for each meeting of the Operating Committee thereafter, the time, place and date of the next subsequent meeting of the Operating Committee shall be set by a sixty percent (60%) vote of the Operating Committee at its current meeting before adjournment. Each alternating meeting shall be held in Columbia with the ensuing meeting to be held in a place to be determined by the Operating Committee. At least fifteen (15) days' Notice of a meeting hereunder shall be given to the Members unless the Members unanimously waive their right to such Notice in writing. Any Member may be present and participate in any meeting of the Operating Committee by conference telephone call in which all Members participating therein can hear one another. The Operator, when dispatching Notice of any meeting shall attach an agenda giving reasonable details of all matters to be considered at the meeting. Any Member may, by Notice given to the Chairman at least ten (10) days prior to a meeting, propose additional items which shall be included on the agenda. When a meeting is called by Operator at the request of a Member, the Operator shall include on the agenda such matters as are requested by the Member for inclusion on the agenda. Matters not on the agenda may be voted upon only if all the Members are present in person or, if not present in person, by telephone, and they unanimously agree to submit such matters to a vote. Any duly called meeting of the Operating Committee may be suspended or delayed by a majority vote of the Members (in person or by telephone) at such meeting but, in any case, a meeting of the Operating Committee shall be held and completed once in each quarter of the Calendar Year.

         3.6     (a)      The Operating Committee shall determine all matters
properly coming before it as follows:

                          (i)     In voting on any matter the Members shall
vote the Participating Interest they represent;





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
                          (ii)    Except as otherwise specifically provided for
in this Agreement, the Members shall determine or approve matters by the affirmative vote of sixty percent (60%) of the Participating Interest.

                          (iii)   A Member not in attendance at a called
meeting may vote on any matter submitted for a vote at the meeting by Notice ballot to Operator or by telephone call to the Operator, such oral vote being confirmed in writing by the Member to the Operator as follows: A Member who participates in a called meeting by telephone shall confirm his vote by a telephonic facsimile to the Operator within three (3) business days of such called meeting.

                          (iv)    Operator may submit any matter, with
reasonable details of any proposed expenditure, to each Member by Notice. Each Member shall vote by Notice transmitted by telephonic facsimile to the Operator within twenty (20) days from the date of receipt from the Operator of the ballot Notice. Such vote shall be binding unless Operator or any Member gives written Notice of a meeting to consider the item addressed in the ballot Notice pursuant to Section 3.5 above within twenty-five days from the receipt of the ballot by the Members. Operator shall promptly notify each Member of the result of a vote hereunder;

                          (v)     A Member who does not vote at a meeting or by
ballot, as the case may be, on any matter shall be deemed conclusively to have voted affirmatively;

                          (vi)    A determination of a matter by the voting
Members in accordance with this Agreement shall be binding upon all the Parties.





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
                          (vii)   Any Party who is not entitled to appoint a
Member by reason of Section 3.3(c) as above, may arrange to have its Participating Interests voted by a Member.

                 (b) The Chairman shall prepare the agenda and keep minutes of the proceedings of each meeting of the Operating Committee and a copy thereof shall be forwarded to each Member. The minutes shall include the names of the Members present or participating by conference telephone call as described in Section 3.4 and any formal resolutions passed by the Operating Committee. Unless a Member takes objection to contents of minutes by notice to Operator and all other Members within twenty days of receipt of the minutes, the minutes shall be deemed conclusively to be correct.

         3.7 Operator shall call an annual meeting of the Operating Committee on or before November 1st in accordance with Section 3.5 hereof to consider among other things the matters set forth in Article 7 hereof.

         3.8 Each Member of the Operating Committee shall be responsible for his own travel expenses in connection with attendance at the meetings of the Operating Committee.


                                   ARTICLE 4.

                      Joint Operations/Scope of Agreement

         4.1 Each Party recognizes that in accepting the Ecopetrol Contract certain obligations will be required of it and, in furtherance of that recognition, each Party has agreed to, or will when required of it agree to contribute to the Joint Operations the sums of money necessary, to satisfy when due, its Participating Interest share of the minimum expenditures required to satisfy the first year's obligations under the Ecopetrol Contract. Until those minimum expenditure and work obligations are satisfied, the Parties agree that the Sole-Risk Drilling provisions (Article 12 hereof) and the Withdrawal provisions (Article 16 hereof) shall not be applicable.

         4.2 The scope and purpose of Joint Operations are limited to prospecting, exploring and drilling for Petroleum, developing, operating and producing Petroleum accumulations in the Contract Area, treating and field processing Petroleum produced under this Agreement. Notwithstanding any implication which may be drawn from the foregoing or from any other provision contained herein, this Agreement is not intended to and shall not extend to any joint financing arrangement or to any joint marketing or joint sales of Petroleum.


                                   ARTICLE 5.

                                    Operator

         5.1 The Branch shall be the Operator for the Joint Operations and for operations conducted pursuant to Article 12 hereof, and shall conduct and direct and have full control of all such operations in the Contract Area, as permitted and required by, and within the limits imposed by this Agreement. Operator shall conduct all operations in a good workman-like manner in accordance with this Agreement and with good oil field practice, in compliance with all applicable laws, rules and regulations governing such operations, and in accordance with Programs and Budgets approved by the Parties and the Ecopetrol Contract. Non-operators shall take all reasonable steps to assist the Operator in the performance of its obligations set forth herein.

         5.2     Except in the case of gross negligence, as provided for in
Section 5.5 below, when the vote shall be sixty percent (60%), the Operator hereunder may be removed as Operator at any time by a eighty percent (80%) affirmative vote in interest of all of the Participating Parties. The Non-Operators shall jointly and promptly give to Operator Notice of such removal and such removal shall be effective on the date on which a successor Operator, appointed by the Operating Committee and/or Ecopetrol, shall be ready and able to assume the obligations of Operator in accordance with the provisions of this Agreement.

         5.3 Subject to compliance with the provisions of the Ecopetrol Contract, Operator may at any time resign by giving to each of the Non-Operators Notice of such resignation. Such resignation shall be effective one-hundred eighty (180) days after the date of Notice thereof or on the date on which a successor Operator appointed by the Operating Committee and/or Ecopetrol shall be prepared to assume the obligations of Operator hereunder, whichever shall first occur.

         5.4 Upon removal of the Operator by a vote of the Participating Parties or resignation of the Operator, a new Operator shall be appointed by a sixty percent (60%) affirmative





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
vote in interest of the Participating parties.

         5.5 Operator shall not be liable to any Non-Operator hereto for anything done or omitted to be done by Operator in the conduct of operations hereunder except that Operator shall be liable for such acts or omissions in his capacity as Operator which constitute gross negligence, willful misconduct or a material breach of this Agreement.


                                   ARTICLE 6.

                        Functions and Duties of Operator

         6.1 In accordance with agreed Programs and Budgets, and subject to the provisions of this Agreement, the Ecopetrol Contract, Regulations and such instructions as may be given from time to time by the Operating Committee, Operator shall have exclusive charge of and shall conduct all operations of the Joint Lands, and in connection therewith, shall have the following rights, duties and obligations:

                 (a) Operator shall represent the Participating Parties with Ecopetrol and with other agencies of the Government of Colombia and furnish to them all information, data and notices which the Participating Parties are required to furnish under the Ecopetrol Contract. Operator shall promptly furnish the Non-Operators with copies of all communications and notices which the Operator receives from Ecopetrol or any agency of the Government of Colombia and any Non-Operator may attend all meetings of Operator with Ecopetrol or any agency of the Government of Colombia, if he or it so desires.

                 (b) Operator shall secure or have secured and furnish all supervision, labor, services, contractors and subcontractors, materials and equipment, permits and rights necessary or appropriate for Joint Operations hereunder and shall have custody of all materials and equipment. The selection of employees, the number thereof, their hours of labor and their compensation shall be determined by Operator.

                 (c) Operator shall use its best efforts to conduct diligently all operations in accordance with practices generally followed in exploration, development and production operations by the petroleum industry, to confirm to good oil field and production engineering practices and accepted conservation principles and to perform such operations in an efficient and economic manner. All operations shall be conducted in compliance with the terms of the Ecopetrol Contract, this Agreement and Regulations.

                 (d) Operator shall proceed with due diligence to secure or cause to be secured for the Joint Account such permits, easements and their rights to the use of the Joint Lands and other rights as may be required or appropriate to the conduct of operations in accordance with the Ecopetrol Contract, this Agreement and Regulations.

                 (e) Operator shall make a reasonable effort to notify the Non-Operators of the time of coring and testing of Exploratory and Development Wells which are undertaken at the direction of the Operating Committee and shall permit, upon receipt of authorization in writing by any Non-Operator, the employees and Members of any such Non-Operator to have full access to the area of operations at all reasonable times and at their own risk and expense for the purpose of observing any and all operations being conducted by Operator and inspecting all materials, equipment and other properties. Such employees and Members shall at all times observe Operator's safety Regulations.

                 (f) Operator shall furnish the Non-Operators at the earliest possible date, with copies of all reports furnished to Ecopetrol; copies of drilling and related contracts; reports of crude Oil runs and stocks; an accurate monthly report showing production and detailed disposition of the volumes of Oil, condensate, water, associated Gas, non-associated Gas and other substances; true and legible copies of all electrical logs, gamma ray logs, mud logs and other well surveys; copies of all production tests, bottom hole pressure and temperature surveys, reservoir fluid analyses, core analyses, and any other survey or measurements conducted on said wells; copies of all geological and geophysical data and information and daily drilling reports. Operator shall furnish to any Non-Operator any additional information pertaining to Joint Operations on the Contract Area when a special request thereof is made; however, the cost of gathering and furnishing any additional information not ordinarily furnished by Operator to the Non-Operators shall be charged to the Non-Operator whose employees request the information. Each Non-Operator, through its employees, or agents duly authorized in writing for such purpose, shall be permitted at reasonable intervals and during usual business hours to examine and make copies of any and all data and interpretations thereof, including but not limited to cores, samples, logs and surveys concerning operations conducted hereunder.

                 (g) Operator shall use its best efforts to keep the Contract Area, Joint Lands and associated property free from liens, charges and encumbrances arising out of the operations hereunder, except as otherwise provided herein.

                 (h) Operator shall promptly pay all costs and expenses incurred in connection with operations hereunder, except as otherwise provided herein.

                 (i) Operator shall keep full and complete records of accounts and technical operations hereunder and prepare and furnish to each of the Non-Operators such reports, statements, data and information as may be required from time to time by the Operating Committee concerning the Ecopetrol Contract or the operations conducted thereunder.

         6.2 Operator shall undertake to carry out the Programs provided to Operator by the Operating Committee (the "Adopted Programs") within the limits of the respective Budget and approved Authorities for Expenditure ("AFE") for such Programs approved by the Operating Committee and provided to Operator (the "Adopted Budgets") and shall not undertake any operations not included in such Adopted Programs or make any expenditures during a Calendar Year in excess of the budgeted amounts adopted therefor except as follows:

                 (a) If necessary to carry out the Adopted Programs for a Calendar Year, Operator is hereby authorized to make during such Calendar Year, expenditures in excess of the Adopted Budget applicable to each Program therefore in an amount not to exceed ten percent (10%) of the total respective Adopted Budget or $50,000 whichever is less in such currencies as may be appropriate. Any expenditures in excess of the Adopted Budget shall be reported promptly in writing to the Non-Operators by Operator.

                 (b) Operator is also hereby authorized to expend for operations on the Contract Area, during the Calendar Year, a sum not to exceed $50,000 or the equivalent in other currencies, on items not included in the Adopted Budget for that year, provided that such expenditures are not for purposes previously rejected by the Operating Committee and provided that an itemized report of such expenditure shall be submitted for approval to the Non-Operators as soon as possible following such expenditure, and if the Operating Committee shall approve such expenditures, the expenditures shall be considered expenditures included in the Adopted Budget and shall not count against expenditures allowed by virtue of Section 6.2(a).

                 (c) Notwithstanding any other provisions under this Agreement, in the event of explosion, fire, flood or other emergency occurring on the Contract Area, Operator may take all actions it deems advisable to protect and safeguard life and property and the operations hereunder. Operator shall promptly report to the Non-Operators a full description of the event and the actions taken.

         6.3 In the event an operation has been approved by the Operating Committee, it shall not be necessary for Operator to obtain additional approval from such Committee for any third party contract relating to that particular operation unless the value of such contract exceeds the approved amount by ten percent (10%).

         6.4 Any and all claims and suits by third parties arising out of the operations of the Joint Lands or relating to the Joint Lands and brought against Operator or the Non-Operator, or any of them, may to the extent not covered by insurance be compromised and settled or defended by Operator; provided, however, that Operator shall not pay more than the equivalent of $10,000 in the settlement of any such claim or suit without first obtaining the approval of the Operating Committee. When the amount of any such claim or suit brought against Operator or the Non-Operators hereto, or any of them, shall exceed the equivalent of $10,000, Operator shall promptly notify the Non-Operators in detail of the claim or suit and shall comply with any directions given by said Operating Committee with respect thereto. Each Non-Operator shall have the right to participate through its own counsel, at its own expense, in the settlement, compromise or defense of any claims and suits hereunder in amount in excess of the equivalent of $10,000, however, other than as provided in this Agreement, the Ecopetrol Contract and Regulations all expenditures incurred by Operator in prosecuting, defending, compromising or settling any such claims shall be borne by the Participating Parties.

         6.5 Operator will maintain such office or offices in Colombia as may be necessary, appropriate or required by the Regulations.

         6.6 Except as otherwise provided herein or in the Ecopetrol Contract, Operator shall initially pay for the Joint Account all taxes (except income taxes) with respect to property held for the Joint Account.

         6.7 The Operator shall have a first and preferred lien on the interests of the Non-Operators in the Contract Area and/or in the Petroleum produced and saved under this Agreement or the proceeds from the sale of such Petroleum and on the material and equipment acquired for the Joint Account to secure for Operator the payment of any sum due the Operator under this Agreement from the Non-Operators. The Parties agree that further documentation is unnecessary for the Operator to perfect his interest in such lien against the Non-Operators under this Section.

         6.8 The Operator, subject to the approval of the Operating Committee, shall hire an exploration manager, who shall reside in Colombia.


                                   ARTICLE 7.

                              Programs and Budgets

         7.1 As soon as practicable after the effective date of this Agreement, the Operator shall submit to the Parties two proposed Programs and Budgets for the remainder of the current Calendar Year, the next succeeding Calendar Year and an estimate for the next four years.

                 (a) The Operations Program and accompanying Budget shall cover the Seismic Program, all operations and related costs, such as the day to day expenses of the Joint Operations, the costs of operating and maintaining any production on the Contract Area (including remedial well work under $25,000 per well per occurrence), the allocation of general and administrative expenses to such operations and any and all other expenses connected with such operations (the "Operating Program and Budget"). This Budget shall include forecasts of production and revenue, if any, and costs on a monthly basis.

                 (b) The Drilling Program and related Budget shall cover the drilling, deepening, recompleting, significant remedial well work in excess of $25,000 per well per occurrence and the Completing and Equipping of any well or wells on the Contract Area together with general and administrative expenses allocated to such operation (the "Drilling Program and Budget"). This Program shall include detailed AFE's showing estimated expenditures by project on a monthly basis.

         7.2 On or before the first day of October of each year following the year in which this Agreement is first effective the Operator shall submit to the Operating Committee the proposed Drilling and Operation Program and Budget for the next succeeding Calendar Year and provisional Program and estimated Budget for the following four Calendar Years.

         7.3 The final Drilling Program and Budget will be approved separately by the Operating Committee before the first day of December prior to the commencement of the Calendar Year to which it relates.

                 (a) Approval of the Operating Program and Budget shall constitute authority for the Operator to arrange joint Operations and related expenditure in accordance with the approved Program.

                 (b) Approval of the Drilling Program and Budget shall not constitute authority for the Operator to arrange Joint Operations and commence expenditure until the relevant AFE has been approved.

         7.4 The work Programs and Budgets shall be at least sufficient to satisfy any drilling operations necessary to maintain or perpetuate the Ecopetrol Contract or the Seismic Program (the "Commitment Expenditures").

         7.5 The Operator or any Non-Operator may also from time to time submit to the Operating Committee revisions of the Programs and Budgets covering additions, deletions and adjustments which it considers to be in the interests of Joint Operations.

         7.6 The Operator shall not be obliged to perform any work or incur any expenditure or indebtedness hereunder for the Joint Account until the corresponding Budgets have obtained all necessary approvals from Ecopetrol and other governmental agencies.


                                   ARTICLE 8.

                          Costs, Expenses and Advances

         8.1 Except as herein otherwise specifically provided, all costs and expenses, rewards and benefits, accruing or resulting from Joint Operations shall be borne and paid by and accrued to the Parties in proportion to their respective Participating Interests.

         8.2 Except as herein otherwise specifically provided, the Operator shall pay and discharge all Joint Account costs and expenses and shall charge the Parties with their respective Participating Interests shares of such costs and expenses and shall render accounts in respect thereof in accordance with the Accounting Procedure attached as Exhibit "B" to this Agreement.

         8.3 The Operator, at its election, shall have the right to demand and receive from each Party payment in advance of its respective share of the estimated amount of expenditures for each month to be incurred in Joint Operations in U.S. Dollar as required by Operator, which right may be exercised only by submission to each Party at least ten (10) days but not more than thirty (30) days prior to the beginning of each month of the Budget period an itemized statement showing the amount to be advanced (for local expenditures in Colombian Pesos and for other expenditures in U.S. Dollars) for the particular month by each Party as its Proportionate Share of the cash expenditures. U.S. Dollar funds as received shall be maintained in an account administered by the Secretary and expenses incurred and payable in U.S. Dollars shall be paid from the Parties account after approval of such payments by the Operator. Peso cash calls shall be remitted to a joint Colombian bank account established and maintained for the benefit of the Parties. The monthly cash calls shall be paid within thirty (30) days after receipt by the Party of such itemized statement or by the first of the month to which the cash call applies, whichever comes later. Payment shall be considered made when good funds have been received at the place designated by Operator. Proper adjustment of each monthly cash call shall be made between advances and expenditures in the currency so advanced as a part of the calculation for the cash call for the next succeeding month, to the end that each Party shall bear and pay its Proportionate Share of actual expenditures. The Operator shall prepare and present to each Party a quarterly statement which shall reflect a summary of main types of expenditures under appropriate cost headings together with such other details as may be agreed upon by the Parties. The Operator shall include a quarterly and cumulative-from-inception summation of costs in the quarterly statements. Payment of any cash calls pursuant to this Section 8.3 shall not prejudice the right of any Parties to protest or question the correctness thereof within the time limits specified in Section 2.20 of the Accounting Procedure attached hereto as Exhibit "B".

         8.4 The Operator shall pay all fees, rental and imposts (except each Party shall pay to the Colombian Government all taxes computed by reference to profits, income, distributions or capital) required by the Regulations to be paid on account of Joint Operations or by the terms and provisions of the Ecopetrol Contract and shall charge to the Joint Account any such fees, rentals and imposts so paid.

         8.5 Each Party shall timely pay, deliver or cause to be paid or delivered to the appropriate governmental authority all taxes computed by reference to income, profits, distributions or capital properly payable by such Party and such Party shall hold the other

Parties free from any liability therefrom. Operator shall, in accordance with Clause 13 of the Ecopetrol Contract, deliver to Ecopetrol the portion of the production from the Contract Area representing Ecopetrol's royalty. If the Operator is requested by Ecopetrol to pay a royalty in money as provided for in Clause 14.6.1 of the Ecopetrol Contract, then Operator shall make such payment, and each Party shall furnish Operator with all information necessary for it to do so and shall advance to Operator such funds as are necessary to pay timely to Ecopetrol the royalty in respect of the share of production taken from the Contract Area disposed of by such Party.

         8.6 The Operator shall use its best efforts to deliver to the Parties not later than March 31 following the close of each Calendar Year, a final certified statement of the Joint Account for such Calendar Year, which shall be deemed to be conclusively accepted by the Parties if not questioned in writing within twenty-four (24) months of the date of its receipt by the Parties. The cost for the certified statement shall be paid from the Joint Account funds.

         8.7 An Accounting Procedure making provisions for billings, payments and allocation of all direct and indirect costs, expenses and overhead charges and containing the principles to be adopted for all accounting and fiscal purposes is attached to this Agreement and marked Exhibit "B" and forms a part of this Agreement.

         8.8     If Ecopetrol participates with the Parties in Joint

Operations under the Ecopetrol Contract, then the proceeds received by the Parties from Ecopetrol as reimbursement for prior costs pursuant to Clause 9 of the Ecopetrol Contract shall be owned and shared by the Parties in the same proportion as each bore such costs subject to the provisions of Article 12 hereof.


                                   ARTICLE 9.

                                Default and Lien

         9.1 If any Party shall fail to advance to Operator its share of expenditures, or to pay its share of the costs and expenses which are due under this Agreement within thirty (30) days of the date on which such funds are payable, such Party shall be in default, and Operator shall immediately so notify ("Defaulting Party") by telephonic facsimile or registered mail. A copy of such Notice, specifying the amount, shall be simultaneously forwarded to each other Party ("Non-Defaulting Party") to acquaint it with the facts constituting such default.

         9.2 Each Non-Defaulting Party shall, within fifteen (15) days of receiving a copy of the Notice to the Defaulting Party given by the Operator pursuant to Section 9.1, advance to Operator that proportion of the amount with respect to which the Defaulting Party is in default which the Participating Interest of such Non-Defaulting Party bears to the Participating Interest of all Non-Defaulting Parties. Each Non-Defaulting Party shall continue to advance to Operator an identical share of all future amounts payable by the Defaulting Party pursuant to this Operating

Agreement until the Defaulting Party has fully remedied its default in accordance with Section 9.3 hereof or the Defaulting Party fails to remedy its default and the Non-Defaulting Parties start recouping as provided in Section 9.4, or the Defaulting Party's interest under the well and the acreage allocated thereto shall have been assigned pursuant to Section 9.5 hereof, or operations shall have been abandoned pursuant to Section 9.5. The failure of a Non-Defaulting Party to advance any amounts payable pursuant to this Article shall be deemed to be a failure to pay or advance such Party's share of expenses under this Agreement, and will result in such Party becoming a Defaulting Party. All amounts advanced by a Non-Defaulting Party pursuant to this Article shall thereupon become a debt due by the Defaulting Party, payable on demand and bearing interest at the annual rate of eighteen percent (18%) or the maximum legal rate permissible, whichever is the lesser, commencing on the date such funds are so advanced. Any Non-Defaulting Party shall in addition to all other rights available under this contract or otherwise have the right to bring suit to enforce the collection of any sums payable by a Defaulting Party.

         9.3 The Defaulting Party may remedy its default within thirty (30) days following its receipt of the Notice provided for in Section 9.1 above by paying to Operator all amounts in default and all interest which has accrued thereon pursuant to Section 9.2 hereof. All amounts so paid to Operator shall be promptly distributed and paid to the Non-Defaulting Parties proportionately to the contributions theretofore made by them pursuant to the said Section 9.2.

         9.4 If the Defaulting Party fails to remedy its default within the thirty (30) day period above referred to in Section 9.3 and if the amount in default represents Operating Cost, then, in addition to the other legal remedies available to them, each Non-Defaulting Party shall recoup from any production on the Contract Area otherwise allocable to the Defaulting Party three hundred percent (300%) of their respective share of such amount in default plus any interest which may have accrued as provided in Section 9.2.

         9.5 If the Defaulting Party fails to remedy its default within the thirty (30) day period above referred to in Section 9.3 and if the defaulted amount represents Drilling and/or Completion and Equipping Cost, then, in addition to the other legal remedies available to them, each Non-Defaulting Party shall have the option (but only after consultation with the other Non-Defaulting Parties) exercisable by giving Notice to all Parties (including the Defaulting Party) within one hundred twenty (120) days after the expiration of the said thirty (30) day period referred to in Section 9.3 to have assigned to said Non-Defaulting Party the entire Participating Interest of the Defaulting Party in the well and the acreage allocated to it if it is a Development Well or the Wildcat Area if it is an Exploratory Well. In addition, each Non-Defaulting Party shall recoup the amount of default as provided in Section 9.4. Such assignment shall be free of all liens, charges and encumbrances, except those arising in favor of one or several of the other Non-Defaulting Parties pursuant to this Agreement. If said option is exercised by more than one Non-Defaulting Party, the Defaulting Party shall assign its Participating Interest to such Non-Defaulting Parties in proportion to their respective Participating Interests or in such other proportion as such Non-Defaulting Parties may agree. The Defaulting Party shall, at its cost, execute and deliver any and all documents and take any and all action necessary to effect the assignment of its Participating Interest to such Non-Defaulting Party(ies). If the Non-Defaulting Parties (or any one of them) have not elected by the end of the said thirty (30) day period referred to in this Section 9.5 to acquire all of the Defaulting Party's Participating Interest as set out above, no assignment of the Defaulting Party's Participating Interest shall be made and, in that event, the Joint Operations shall be abandoned at the earliest possible date and each Party, including the Defaulting Party, shall pay its share of all costs of abandoning the Joint Operations.

         9.6 In the event any Party is declared in default on three consecutive payments due to the Joint Account, the entire Participating Interest of the Defaulting Party under this Agreement and the Ecopetrol Contract shall automatically be assigned to the Non-Defaulting Parties without any further action of either party.

         9.7 Until such time as the assignment of its Participating Interest has been completed pursuant to Section 9.5 or 9.6 hereof, and to the extent that such cooperation may be necessary or appropriate, the Defaulting Party shall cooperate with the other Parties to take any action which the Non-Defaulting Parties wish to take within the scope of this Agreement to protect the rights and benefits of the Parties under the Ecopetrol Contract.

         9.8 In addition to the remedies for default set forth above, a Defaulting Party grants to each Non-Defaulting Party a lien upon its share of Petroleum when extracted, the proceeds therefrom and its Participating Interest to secure payment of its share of expenses, together with interest thereon at the rate provided in Section 9.2 hereof. Upon any party becoming a Defaulting Party, Operator shall have the right, without prejudice to other rights or remedies, to apply any proceeds in Operator's possession from the sale of the Defaulting Party's share of Petroleum against any amounts payable by the Defaulting Party pursuant to this Agreement. Each purchaser shall be entitled to rely upon Operator's written statement concerning the amount of any default.

         9.9 During any period after Notice is given pursuant to Section 9.1, the Defaulting Party shall not have the right to receive any data, reports or information relating to the Contract Area except for Notice of future cash calls required and shall not have the right to make any representation with respect to, or vote on, any matters submitted to the Operating Committee, but shall nevertheless be bound by the decisions of the Operating Committee; and the voting rights of the Defaulting Party shall inure to the Non-Defaulting Parties in proportion to their respective Participating Interests.

         9.10 The remedies contained in this Article are not exclusive and are without prejudice to any remedies or actions at law or equity that are or may be available to the Non-Defaulting Parties for the enforcement of their rights and collection of all sums due and owing from a Defaulting Party. The failure to exercise any right or remedy at any time shall not constitute a waiver of such right or remedy or estop the future exercise of such right or remedy with respect to any default or subsequent defaults in the performance by any Party of its obligations hereunder, including but not limited to the obligation to advance funds.

         9.11 Notwithstanding any other provision of this Agreement, upon the failure of a Party to pay its Proportionate Share of a Commitment Expenditure, as defined in Section 7.4 hereof, all parties shall be given notice of such failure and the Party failing to pay its Proportionate Share of the Commitment Expenditure (the "Forfeiting Party") shall have ten (10) days thereafter to make such payment. If such payment is not made within ten (10) days, the Parties other than the Forfeiting Party shall pay that proportion of the amount which the Forfeiting Party has failed to pay which the Participating Interest of such non Forfeiting Party bears to the Participating Interest of all non Forfeiting Parties and the Forfeiting Party shall assign all of its right title and interest in and to the Ecopetrol Contract and the Contract Area to the non Forfeiting Parties as above and the Forfeiting Party shall have no further participation in the Ecopetrol Contract and the Contract Area.

                                  ARTICLE 10.

                                   Insurance

         10.1 Operator shall purchase for the Joint Account and shall require contractors to purchase all insurance required to comply with the Regulations applicable to the Contract Area and any other obtainable insurance approved by the Operating Committee. Such insurance shall waive all right of recourse against the Parties. Each policy of insurance obtained pursuant to this
Section 10.1 shall, to the extent of their respective insurable interests, include all Parties as named insureds and shall, if Parties request, include as named insureds any mortgagees or other holders of a security interest in this Agreement.

         10.2 It is understood and agreed that any Party may carry any other insurance for their own account pertaining to the Joint Operations at their own cost and expense.


                                  ARTICLE 11.

                            Disposition of Petroleum

         11.1 Subject to the terms of the Ecopetrol Contract and the Regulations, each Party shall have the right at all times to take in kind, own and sell or otherwise separately dispose of its Participating Interest share of all Petroleum produced and saved from the Contract Area as a result of Joint Operations, all in accordance with this Agreement, except for Petroleum which is unavoidably lost or required to be used by the Operator in Joint Operations. Any extra expenditure incurred in taking in kind or separate disposition by any Party of its Proportionate Share of production shall be borne by such Party. Any Party taking its share of production in kind shall be required to pay for only its Proportionate Share of such part of Joint Operations facilities which it uses.

         11.2 If any Party shall fail to make any arrangements necessary to take in kind or separately dispose of its Proportionate Share of the Petroleum produced from the Contract Area, if and when any Party shall have the right to do so, Operator shall have the right, subject to the prior written revocation by the Party owning it, but not the obligation, to sell such Party's Petroleum for the account of the non-taking Party. The Parties hereby appoint Operator to serve as their representative under this Agreement for the administration, amendment, renewal and renegotiation thereof, including without limitation, giving and receiving Notices and requests, making and witnessing tests, delivering the quantities of Petroleum deliverable, rendering bills for Petroleum delivered, and receiving payments therefor, allocating and prorating and distributing payments among the various Parties; and the Parties shall indemnify and hold Operator harmless for its actions or inactions as such representative except for those matters attributable solely to Operator's gross negligence or willful misconduct.

         11.3 In the event that different qualities of Petroleum produced from the Contract Area are segregated so as to form two or more separate grades of Oil, then all of the estimates, advices and declarations required to be given shall specifically relate to each of the grades of Oil and to the equipment and facilities necessary for making available each of such grades for delivery to each Party.

         11.4 All risk of loss of Petroleum produced from Joint Operations shall be borne jointly by all Parties up to the point where the Petroleum passes the outlet flange of the Joint Account facilities, after which point risk of loss shall be borne by the Party taking delivery.


                                  ARTICLE 12.

                      Operations by Less than all Parties

         12.1 Provided that the principal obligations of the Parties under the Ecopetrol Contract have been fulfilled, any Party may at any time and from time to time (subject to Section 12.2 below) propose the drilling, deepening, Completing, plugging back or reworking of a well by furnishing all other Parties with a written detailed program for the proposed operations, and an estimate of the total cost thereof, which shall include, if applicable and available:

                 (a) The surface location, the proposed bottom hole location, seismic section and seismic structure map, and proposed spudding date;

                 (b) The proposed total depth and casing program and anticipated stratigraphic section;

                 (c)  The proposed testing and logging Program;

                 (d) Types of drilling rigs and/or major facilities to be used and

                 (e) Any acreage or cash contribution pledged in support of the proposed operations.

                 Any Party may at any time propose the development of an area lying inside an interpreted closure of any geological structure (or stratigraphic trap) into which a well has been drilled in which Petroleum has been found to be present. The proposal shall contain such technical justifications, cost estimates and other information as are appropriate to the particular project.

                 If the drilling, deepening, Completing, plugging back or reworking of any particular well or the development of an area is proposed to the Operating Committee and is not approved, then the Party or Parties, or any of them, who voted in favor of such operations may elect to have such operations conducted by giving written Notice to that effect to the other Party or Parties, the Party or Parties making such election being hereinafter called the "Drilling Party" whether one or more, and the other Party or Parties being hereinafter called the "Non-Drilling Party", whether one or more; provided that the deepening or plugging back of a jointly owned producible well may not be carried out by the Drilling Party unless such operations are approved by the Operating Committee. Conversely, if the drilling, deepening, completing, plugging back or reworking of any particular well or the development of an area is approved by the Operating Committee, then any Party not having voted in favor of such operations shall not participate in such operations notwithstanding such approval, except as provided for in Sections 12.2 and 12.3 below, the Party or Parties having voted in favor of such operations being hereinafter called the "Drilling Party", whether one or more, and the Party or Parties not having voted in favor of such operations being hereinafter called the "Non-Drilling Party", whether one or more. The above-mentioned well and such development operations are herein called the "Sole Risk Well", and "Sole Risk Development", respectively, and operations of either type or both are herein called "Drilling Operations".

         12.2 Within thirty (30) days after receipt of the Drilling Party's Notice of election, or within thirty (30) days after the approval of the Drilling Operations by the Operating Committee, as the case may be, each Drilling Party and each Non-Drilling Party may elect by written Notice to the Drilling Party and Operator to participate in the Drilling Operations and be a Drilling Party for the purposes of this Article. The Drilling Party shall, within sixty (60) days after the expiry of the second Notice period aforesaid, send written direction to the Operator to commence Drilling Operations. If such Notice is not sent within said sixty (60) days after the expiration of the second Notice period, all right of the Drilling Party arising from its notice of election shall be forfeited.

         12.3 If the Drilling Operations are for a well on which drilling equipment is then located and Drilling Operations may be commenced immediately, the words "thirty (30) days" in each instance in Section
12.2 above shall be read as "twenty-four (24) hours" and the words "sixty (60) days" shall be read as "seventy-two (72) hours", each of the Notices in respect of such periods shall be given by telephonic facsimile, and from the time of the first Notice given by a Drilling Party under Section 12.1 above or from the time of approval of the Drilling Operations by the Operating Committee, as the case may be, all Drilling Parties in respect of such Drilling Operations, irrespective when they become Drilling Parties, shall bear all risk, cost and expense relating to such Drilling Operations and shall pay all standby charges, costs and expenses due to any delay in operations occasioned by the giving and the receipt of the Notices referred to in said Section 12.1.

         12.4 If at the end of the last 30-day period or 24 hour period as provided for in Sections 12.2 and 12.3 above, as the case may be, there exists no Non-Drilling Party in respect of such Drilling the following Sections of this Article shall not have effect with respect to said Drilling Operations and the operations shall be conducted as Joint Operations. If there exists a Non-Drilling Party with respect to such Drilling Operations, the following Sections of this Article shall have effect with respect thereto.

         12.5 Operator shall commence the Drilling Operations as soon as practicable after receipt of direction to do so as provided in Section 12.2 above and in accordance with approved work Drilling

Programs, if any, and shall perform them continuously and diligently and drill each well to the depth specified, in a bona fide effort to find and produce Petroleum and/or shall undertake the development of the area, as applicable. The entire cost and risk of the Drilling Operations be borne by the Drilling Party and the Drilling Party shall have the right to make all decisions in respect to the Drilling Operations. Equipment being used in Joint Operations may not be employed in Drilling Operations unless approved by the Operating Committee.

         12.6 The Drilling Operations shall be operated by Operator for the sole account of the Drilling Party and Drilling Party shall advance to Operator, in accordance with Operator's billing therefor, the costs and expenses required for such operations.

         12.7 The Drilling Party shall be entitled to receive and dispose of all of the Recovery Petroleum produced and saved until, if it is a Development Well, the Drilling Party shall have received from the Retained Proceeds and shall have been credited therefrom with an amount equal to the sum of:

                 (a) eight hundred percent (800%) of the costs and expenses incurred and paid by the Drilling Party for the drilling, Completing, and testing of said well and the Equipping of said well through and including the well- head equipment.

                 (b) five hundred percent (500%) of the cost of all additional equipment required for producing said well, including costs and expenses incurred and paid by the Drilling Party in providing necessary storage, transportation and other facilities required to deliver such Petroleum in a marketable state to the point where the Drilling Party receives such production from Operator; and,

                 (c) five hundred percent (500%) of the costs and expenses incurred and paid by the Drilling Party for the operation of said well until such time as the Drilling Party is reimbursed pursuant to clauses (a) and (b) of this Section.

         12.8 Promptly following the election by each Party whether or not to participate in the drilling of the Sole Risk Wildcat Well, the Parties shall determine by unanimous agreement the areal extent of the wildcat area hereinafter called "Wildcat Area". In the event the Parties fail to agree unanimously as to the areal extent of the Wildcat Area within seventy-five (75) days after the written Notice, the areal extent of such Wildcat Area shall be determined by an independent consultant selected by 60% in interest of the Operating Committee.

         12.9 Upon commencement of the drilling operations of a Sole Risk Wildcat Well the Non-Drilling Party shall transfer and assign to the Drilling Party (in such form as such Drilling Party may reasonably require) all of its Participating Interest with respect to the Wildcat Area. If the Drilling Party has not established a Commercial Field within the Wildcat Area within three years of the aforementioned assignment, the Drilling Party shall reassign the Non- Drilling Party's interest in the Wildcat Area to the Non-Drilling Party.

         12.10 After the Drilling Party has been reimbursed as provided in Section 12.7 above, the drilling operations shall be conducted as Joint Operations and the Petroleum produced and saved from the applicable well or wells shall be received by the Parties the same as in the case of a well drilled for the Joint Account.

         12.11 For the purpose of reimbursement under Section 12.7 above, each Drilling Party shall be credited for Retained Proceeds of the Petroleum produced and saved and sold or otherwise disposed of from a well during the pay-out period at the value at the point where the Drilling Party receives such production from Operator.

         12.12 If a Sole Risk Well is dry, it shall be plugged and abandoned by the Operator at the sole risk, cost and expense of the Drilling Party.

         12.13 The Non-Drilling Party shall at its sole risk and cost have access to each such well drilled by the Drilling Party to observe all Drilling Operations and the Non-Drilling Party shall, upon request, be furnished with samples saved in the drilling of such wells and shall, upon completion of the drilling of any such well, be furnished with true and correct copies of all well logs and shall be given access to all other information obtained in the drilling of such wells.

         12.14 Notwithstanding any of the other provisions of this Article, no drilling operations shall be conducted if there is a substantial risk that the drilling operations would appreciably impair the present or potential future production from a producing well or one capable of producing nor shall any drilling operations be commenced if same would adversely affect from an operating or economic standpoint or otherwise any current or contemplated Joint Operations under this Agreement, it being intended that all Joint Operations shall have priority over any drilling operations and that drilling operations in which the concerned Parties have together the highest interest shall have priority. Without prejudice to the foregoing provisions of this Section if, in the reasonable judgment of any Party, drilling operations which have not been approved by the Operating Committee may cause any such risk or adverse influence on Joint Operations, such Party shall so advise the Operator and the other Parties stating the reasons substantiating its judgment and the drilling operations shall not be undertaken unless approved by the Operating Committee.

         12.15 Nothing in this Agreement shall entitle a Party to fail or refuse to bear its share of expenditures required by the Ecopetrol Contract.


                                  ARTICLE 13.

                                  Arbitration

         13.1 Any differences or disputes arising out of, concerning or relating to this Agreement or the breach thereof shall be settled by reference to three arbitrators to be appointed one (1) each by each of the Parties and the third arbitrator to be appointed by the other two arbitrators.

         13.2 The decision subscribed to by at least two of the arbitrators shall be final and binding upon the Parties to the arbitration. The arbitration proceedings shall be governed by the rules of the International Chamber of Commerce then in force.

                                  ARTICLE 14.

                     Assignment or Encumbrance of Interest

         14.1 Any Party may at any time transfer, assign or otherwise dispose of all or a part of its Participating Interest, provided that such transfer, assignment or other type of disposal is in accordance with the provisions of this Article 14. A Party shall not transfer any Participating Interest, or a party thereof, in less than the entire Contract Area. Any attempted assignment in contravention of this Section 14.1 shall be null and void ab initio.

         14.2 Every transfer, assignment or disposal of a Party's Participating Interest, or part thereof, shall be made expressly subject to this Agreement. Each transferee taking any such interest shall, either by the terms of the instrument of transfer or by separate agreement in writing with the Parties, assume and agree to be bound by all of the transferor's obligations, liabilities and duties under this Agreement and the Ecopetrol Contract with respect to the interest taken. A transfer of a Participating Interest, or part thereof, shall not be effective unless made by an instrument in writing duly executed by the Parties thereto in accordance with the Regulations.

         14.3 A Party may mortgage or otherwise pledge as security its interest in the Ecopetrol Contract, provided that such mortgage or pledge is expressly made subject to this Agreement and such Party complies with the provisions of this Article 14.

         14.4 Notwithstanding any sale, mortgage or other assignment or charge or other disposition by any Party of all or a part of its Participating Interest to a third party, such Party shall remain liable to the other Parties for obligations and commitments arising under this Agreement in respect of such interest as though no such sale, mortgage or other assignment or charge or other disposition had taken place, but only to the extent that a purchaser, mortgagee or other assignee or charges itself does not pay or perform such obligations and commitments. Provided, however, in the event a Party assigns all or a part of its Participating Interest to a third party, such assigning Party shall be released from the obligations and commitments assumed by the assignee in respect of the interest assigned but only if the non-assigning Parties so release such assigning Party in writing, which release shall not be unreasonably withheld if the assignee is financially and technically capable of fulfilling all such obligations and commitments.

         14.5 No sale, mortgage or other assignment or encumbrance of this Agreement, the Ecopetrol Contract or the Contract Area shall be made except subject to and in accordance with such consents and approvals as are required by this Agreement, the Ecopetrol Contract and the Regulations; provided that as to transfers of Participating Interests between the Parties which are required by this Agreement, including transfers contemplated by Article 9 of this Agreement, the prospective transferee shall, from the time the transfer is to be effective according to this Agreement and until the aforesaid consents and approvals are obtained, assume all costs, expenses, and obligations attributable to the Participating Interest to be transferred and shall during such period be entitled to all of the rights and benefits attributable to the Participating Interests to be transferred.

         14.6 If Joint Operations with Ecopetrol are commenced under the Ecopetrol Contract, then the provisions of this Agreement shall, as among the Parties, be applicable mutalis mutandis to those operations subject to the following:

                 (a) The provisions of Sections 8.2, 8.3, 8.6, 8.7 and Exhibit "B" (Accounting Procedure) of this Agreement shall not be applicable to Joint Operations with Ecopetrol except that expenditures made by Operator which are not covered by the Ecopetrol Contract and the Accounting Procedure attached thereto but which are incurred by Operator for the conduct of the Joint Operations shall be charged to the Joint Account and paid by the Parties in accordance with the Accounting Procedure attached to this Agreement as Exhibit "B" and subject to the audit rights of the Non-Operators contained therein.

                 (b) As to any operations which qualify as "Drilling Operations" pursuant to the provisions of Article 12 of this Agreement, the Drilling Party shall have the right to vote the Non-Drilling Party's Participating Interest in any matters in respect of those Drilling Operations which are presented to Ecopetrol under the Ecopetrol Contract for a vote and the Non-Drilling Party shall furnish the Drilling Party the documentation which may be necessary to demonstrate this right.

                                  ARTICLE 15.

                                   Surrender

         15.1 In the event it becomes necessary under the Regulations or the Ecopetrol Contract to surrender any part of the Contract Area, Operator shall at least ninety (90) days prior to the date on which Notice of such surrender is to be given to Ecopetrol give Notice in writing to the Operating Committee setting forth in detail any and all requirements of surrender. Such Notice shall include descriptions of the specific area or areas Operators proposes to surrender, together with descriptions and boundaries of the area or areas to be retained.

         15.2 The Operating Committee shall determine the area or areas to be surrendered.

         15.3 Any surrender of all or a part of the Contract Area, other than a surrender which is required under the Regulations of the Ecopetrol Contracts, may only be effected with the unanimous vote of the Parties.


                                  ARTICLE 16.

                                  Withdrawals

         16.1 Subject to the following provisions, each Party (hereinafter referred to as the "Withdrawing Party") shall have the right to relinquish its entire Participating Interest by giving Notice to such effect to the other Parties ("Non-Withdrawing Parties"); provided that no Party shall be entitled to relinquish its Participating Interest or to withdraw from this Agreement if it is a Defaulting Party under Article 9 hereof.

         16.2 The effective date of such withdrawal shall be the later to occur of:

                 (a) Ninety (90) days from the date Notice thereof is given to all Parties; or,

                 (b) the date Ecopetrol has approved such intended withdrawal.

         16.3 Each of the Non-Withdrawing Parties shall have sixty (60) days from the giving of said Notice to elect whether to take over that proportion of the Withdrawing Party's Participating Interest which the Participating Interest of such Non-Withdrawing Party bears to the Participating Interest of all Non-Withdrawing Parties. If the Non- Withdrawing Parties do not elect within the said sixty (60) days to take over the Withdrawing Party's entire Participating Interest in such proportion as may be agreeable to them, all Parties shall take the appropriate measures to terminate the Ecopetrol Contract and this Agreement, and each Party shall pay its Proportionate Share of all costs of abandoning the Joint Operations.

         16.4 Such right of withdrawal shall be subject to the following provisions:

                 (a) The Withdrawing Party shall, without compensation of any kind and at its sole risk and expense, prepare and execute all necessary documents to assign its Participating Interest free and clear of all liens and encumbrances, take any and all steps necessary to obtain the approval of Ecopetrol to such assignment, and deliver such documents to the Non-Withdrawing Parties. The latter shall pay to the Withdrawing Party the reasonable salvage value of its Participating Interest in any existing equipment, facilities and wells, less the estimated cost of (i) salvaging the same, and (ii) plugging and abandoning such wells, as determined by the Operating Committee. If the said estimated costs are in excess of the aforementioned salvage value, the Withdrawing Party shall pay its Participating Interest share of such excess in cash to the Operator.

                 (b) The Withdrawing Party shall pay all expenses incurred in connection with its withdrawal, including but not limited to, any taxes or other fees on the assignment of its Participating Interest. Any obligations of a Withdrawing Party imposed by Ecopetrol shall, however, be reduced to the extent that they can be reduced or canceled, and the Withdrawing Party shall pay any penalties required to be paid in order to obtain such reduction or cancellation. If more than one Party joins in the withdrawal, then such Parties shall pay all such expenses and penalties in proportion to their respective Participating Interests.

                 (c) On the effective date of withdrawal, the Withdrawing Party shall cease to be a Party to this Agreement, except to the extent provided herein. The Withdrawing Party shall continue to be responsible for its share of the claims, costs and expenses incurred or to be incurred pursuant to Programs and Budgets approved by the Operating Committee prior to the effective date of withdrawal and for taxes, fees and charges owing to Ecopetrol.

                 (d) Until such time as a valid assignment of the Withdrawing Party's Participating Interest is completed and the transfer thereunder is approved by the Ecopetrol, the Withdrawing Party shall remain obligated to join in any action required of the Parties for the maintenance in force of the Ecopetrol Contract, it being understood that the Withdrawing Party shall not, by such joinder or participation in any action following the effective date of withdrawal, incur any financial responsibility or obligation accruing after the effective date of withdrawal other than as provided in this
Article 16.

                 (e) Each Non-Withdrawing Party shall share in the benefits, obligations and rights attributable to the Withdrawing Party's Participating Interest in the proportion that such Non-Withdrawing Party's Participating Interest bears to the total Participating Interests of all Non-Withdrawing Parties, or in such other manner as may be mutually agreed upon by the Non-Withdrawing Parties.


                                  ARTICLE 17.

                              Public Announcements

         17.1 No Party shall, without the consent in writing of the other Parties, issue or make any public announcement or public statement regarding this Agreement, the Ecopetrol Contract or Joint Operations unless it is necessary for a Party to make such public announcement or public statement in order to comply with the Regulations or with the requirements of a duly constituted government agency or an established stock exchange, in which case a copy of such public announcement or public statement shall be furnished to the other Parties prior to the publication.


                                  ARTICLE 18.

                            Confidential Information

         18.1 All information and data made available or obtained from Joint Operations shall be and remain confidential among the Parties during the term of this Agreement and for two (2) years thereafter, and a Party shall not, during such period without the prior consent of all Parties disclose such information and data to any entity which is not a Party to this Agreement except that a Party may disclose, without having obtained such prior consent, such information and data to:

                 (a)      Affiliates of a Party,

                 (b) as required by a stock exchange or similar regulatory entity or a government agency of pertinent jurisdiction,

                 (c) lending institution or merchant bankers or contractors of a Party, and

                 (d) an entity which is engaged with a Party in good faith negotiations for the acquisition of all or any part of the Participating Interest of such Party, provided that in each instance the Party shall obtain a written commitment from the entity to which the information and data is disclosed that such entity shall treat such information and data as confidential and shall obtain any waivers or consents from Ecopetrol which may be required by Clause 6 of the Ecopetrol Contract, provided further that if a Party is required to disclose such information and data to a government agency of competent jurisdiction, then the Party may make such disclosure without having obtained a written confidentiality commitment from such agency.


                                  ARTICLE 19.

                                 Force Majeure

         19.1 In the event a Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement or the Ecopetrol Contract, upon such Party's giving Notice and reasonably full particulars of such Force Majeure in writing to the other Parties within a reasonable time after the occurrence of the cause relied upon, the obligations of such Party, insofar as they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused. The suspended obligations shall be resumed as soon as reasonably practicable after such Force Majeure has been removed. The provisions of this Article 19 shall not suspend the obligation of a Party to make timely payment of its share of costs, expenses and advances under this Agreement and Exhibit "B" or obligation of Operator to keep the Contract Area free of liens, charges and encumbrances.

         19.2 The term "Force Majeure" as used herein shall include acts of God, fire, unavoidable accidents, acts of war or conditions arising out of or attributable to war (declared or undeclared), laws, rules, regulations and orders of any government or government agency, strikes, lockouts, and other labor disturbances, delays in transportation, floods, storms, earthquakes and other natural disturbances, insurrections, riots and other civil disturbances and all matters reasonably beyond the control of the Party concerned, whether or not similar to those enumerated. Force Majeure shall likewise include:

                 (a) In those instances where any Party is required to obtain permits, licenses, or permission from the Colombian Government or agency or company thereof to enable such Party to fulfill its obligations under this Agreement and such Party has made timely and proper request for same, the inability of such Party to acquire or the delays on the part of such Party in acquiring upon not unreasonable terms and conditions (including costs) such permits, licenses or permission; and

                 (b) In those instances where any Party is required to secure or furnish materials, supplies, equipment and labor for drilling, constructing, installing or maintaining facilities or equipment, and such Party has made timely and proper attempt to obtain same, the inability of such Party to secure or furnish upon not unreasonable terms and conditions (including costs) such materials, supplies, equipment and labor.


                                  ARTICLE 20.

                                 Applicable Law

         20.1  This Agreement shall be governed by the laws of the

State of Texas, U.S.A., except for any matter which is necessarily subject to and controlled by the applicable laws of the Republic of Colombia. Venue of any litigation or arbitration proceeding shall be in Salt Lake County, Utah, U.S.A., unless otherwise required by law. Should venue be so required in another jurisdiction, it is the intent of the Parties that construction of this Agreement remain in accordance with the laws of the State of Texas.


                                  ARTICLE 21.

                                  Termination

         21.1 With the exception of Article 9, this Agreement shall be terminated by either:

                 (a)      consent of all Parties; or

                 (b)      the provisions under Section 9.5 of this Agreement; or

                 (c) the expiration of or surrender or withdrawal by the Parties of the Ecopetrol Contract.


                                  ARTICLE 22.

                          Consequences of Termination

         22.1 On termination of this Agreement (whether by agreement or otherwise) such assets as may have been held for the Joint Account shall be applied in the first instance towards the discharge of the debts and liabilities of the Joint Account. Any deficiency shall be met by cash calls upon the Parties in proportion to their respective Participating Interest immediately prior to such termination.

         22.2 The assets held for the Joint Account shall be distributed to the Parties in such manner as they may agree or, failing such agreement, the assets (other than cash) shall be sold and the monies thus available and any other cash held for the Joint Account shall be distributed to the Parties in proportion to their respective Participating Interest immediately prior to the termination of this Agreement.

         22.3 Any termination of this Agreement shall be without prejudice to any accrued rights and remedies of the Parties; and the provisions of this Agreement with respect to the settlement of disputes by reference to arbitration and with respect to confidential information shall continue to have effect notwithstanding such termination.


                                  ARTICLE 23.

                                    Notices

         23.1 Any Notice required or permitted to be given under this Agreement, including but not limited to bills, statements, invoices, cash calls, reports and Notices, shall be given in writing in the English language and shall be deemed to have been sufficiently given when received whether delivered personally, sent by commercial courier service, sent by telegram or telephonic facsimile with charges prepaid and addressed to the Party at its address as set forth below or at such other address as such Party may have designated by Notice given in accordance with this Article to all other Parties.



                                  Argosy Energy International
                                  333 Clay Street, Suite 4500

                                  Houston, TX   77002
                                  Attention:  Mr. Douglas Fry, President
                                  Telephone (713) 759-1692
                                  Fax No.:  (713) 759-9122

                                  Neo Energy, Inc.
                                  8235 Douglas Avenue
                                  Suite 400, LB 84
                                  Dallas, TX   75225
                                  Attention:  Mr. Ron Suttill, President
                                  Telephone: (214) 691-3464
                                  Fax No.:   (214) 361-0010

         23.2 Any Party may from time to time change its foregoing Notice information by given written Notice thereof to the other Parties.

         23.3 A copy of all Notices given under this Agreement by any Party to any other Party shall be given concurrently to all Parties and Operator by the same medium of communication as was used in giving the original Notice.


                                  ARTICLE 24.

                                 Miscellaneous

         24.1 The topic headings used herein are inserted for convenience only and shall not be construed as having any substantive significance or meaning or as indicating that all of the provisions of this Agreement relating to any particular topic are to be found in any particular Article or Section. The terms "herein", "hereof" and "hereunder" and like terms are in reference to this Agreement unless specified as applying to a particular Article or Section.

         24.2 There shall be no modification or amendment of this Agreement except by written instrument signed by all Parties.

         24.3 If any provision of this Agreement conflicts with a provision of the Ecopetrol Contract or of the Regulations, then this Agreement shall be deemed modified mutatis mutandis accordingly.

         24.4 Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties, their respective successors and assigns.

         24.5 If any Party receives a contribution of cash toward the drilling of a well or other Joint Operations conducted in the Contract Area, except in return for a part of its Participating Interest, the contribution shall be owned and shared by the Parties in the same proportion as each bears the costs of the drilling of such well or other Joint Operations.

         24.6 If any Party receives a contribution of acreage towards the drilling of a well or other Joint Operations conducted in the Contract Area, except in return for a part of its Participating Interest, the contributed acreage shall be owned and shared by the Parties in the same proportion as their respective Participating Interests in the operation that the contribution is made to.

         24.7 No waiver by any Party of any breach of the covenants, conditions and provisions herein contained shall limit or affect such Party's right with respect to any other breach.

         24.8 The Parties represent and warrant to each other that all corporate and/or partnership authorities and approvals necessary in order to execute and fulfill the obligations set forth in this Agreement have been obtained.

         24.9 No party hereto shall do or cause to be done any act which violates the Foreign Corrupt Practices Act or the International Boycott Laws of the United States. Any party who violates the provisions of this Section 24.9 hereby agrees to indemnify and hold harmless the Partnership and the other Partners from and against any and all liabilities which shall arise by reason of said parties actions.

         IN WITNESS WHEREOF the Parties have caused this agreement to be executed by their duly authorized Representatives the day and year first above written.

                                  ARGOSY ENERGY INTERNATIONAL
                                  By Argosy Energy Incorporated,
                                   Managing General Partner

                                  By
                                    ----------------------------

                                  Its
                                     ---------------------------


                                  NEO ENERGY, INC.

                                  By
                                    ----------------------------

                                  Its
                                     ---------------------------

                                  EXHIBIT "A"

                                 Contract Area

         The Contracted Area is called "YURUYACO", it consists of an area of fifteen thousand six hundred fifty-three (15,653) hectares with two thousand six hundred eighty (2,680) square meters and is located within the municipal jurisdictions of Santa Rosa in the Department of Cauca and Albania and Valparaiso in the Department of Caqueta.- This area is described below and, as appears in the map that is attached as Appendix "A", which forms an integral part of this contract, as well as the corresponding calculation tables: The reference point has been taken as the Geodesic Vertex "YAPURAMIA-1323" of the Agustin Codazzi Geographical Institute whose GAUSS plane coordinates with origin 3degrees WEST of Santa Fe de Bogota are: N-619,502.81 meters, E-1,092,804.61 meters which correspond to the geographical coordinates, Latitude 01degrees 09' 28".651 to the north of the Equator, Longitude 76degrees 14' 49".675 to the West of Greenwich. From this Vertex, one follows a direction of S 79degrees 04' 30".597 E for a distance of 5,291.29 meters until arriving at Point "A", starting point, whose coordinates are: N-618,500.00 meters. E-1,098,000.00 meters. From this point "A" one follows in a NORTHERN direction for a distance of 6,000.00 meters until arriving at Point "B" whose coordinates are: N-624,500.00 meters, E-1,098,000.00 meters. The straight line "A-B" borders on part of Line "C-B" of the "FRAGUA" Association Contract signed with Argosy Energy International. From this Point "B" one continues with a direction of N 47degrees 29' 22".391 E for a distance of 8,139.41 meters until arriving at Point "C" whose coordinates are: N-

630,000.00 meters, E-1,104,000.00 meters. From Point "C" one continues in an EASTERN direction for a distance of 4,000.00 meters until arriving at Point "D" whose coordinates are: N-630,000.00 meters, E-1,108,000.00 meters. From this Point "D" one continues in a SOUTHERN direction for a distance of 6,000.00 meters until arriving at Point E" whose coordinates are: N-624,000.00 meters, E- 1,108,000.00 meters. From this Point "E" one continues in an EASTERN direction for a distance of 4,000.00 meters until arriving at Point "F" whose coordinates are: N-624,000.00 meters, E- 1,112,000.00 meters. From this Point "F" one continues in a SOUTHERN direction for a distance of 6,000.00 meters until arriving at Point "G" whose coordinates are: N-618,000.00 meters, E-1,112,000.00 meters. From this Point "G" one continues in a WESTERN direction for a distance of 6,000.00 meters until arriving at Point "H" whose coordinates are: N-618,000.00 meters, E-1,106,000.00 meters. From this Point "H" one continues in a direction of S 47degrees 47' 00".404 W for a distance of 10,801.90 meters until arriving at Point "I" whose coordinates are:
N-610,741.83 meters, E- 1,098,000.00 meters. From this Point "I" one continues in a NORTHERN direction for a distance of 7,758.17 meters until arriving at Point "A", starting point and closing the boundaries. The "I-A" line borders for its entire length on the "D-C" line of the "SANTANA-B" Association Contract signed with Argosy Energy International.

                                  EXHIBIT "B"

                              Accounting Procedure

         Attached to and made a part of the Operating Agreement, covering the Yuruyaco Area, between Argosy and Neo entered into the 7th day of November, 1995.

         The purpose of this Accounting Procedure is to establish equitable methods for determining charges and credits applicable to operations under the Operating Agreement. The Parties agree that if any of such methods prove unfair or inequitable to Operator or Non-Operator(s), the Parties will meet and in good faith endeavor to agree on changes in methods deemed necessary to correct any unfairness or inequity.

1.       General Provisions

         Definitions

                 "Agreement of Non-Operator(s)" shall mean the unanimous agreement or action of the Non-Operators.

                 "Controllable Material" shall mean material which the Operator subjects to record control and inventory. A list of types of such materials shall be furnished to Non-Operator(s) upon request.

                 "Joint Account" shall mean the account maintained by the Operator to record all costs and expenses incurred in connection with Operations. For purposes hereof, charges and credits accruing because of Operations shall be shared by the Parties in accordance with their respective Participating Interests as stated in the Operating Agreement.





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                 "Material" shall mean movable property, including supplies and equipment, acquired and held for use in Operations.

                 "Operating Agreement" shall mean the Operating Agreement to which this Accounting Procedure is attached.

                 "Operations" shall mean Operations conducted in or with respect to Contract Area in accordance with the Ecopetrol Contract and the Operating Agreement.

         Unless the provisions of this Accounting Procedure specifically provided otherwise, other terms, words or phrases contained herein shall have the same meaning as defined in the Operating Agreement.

2.       Statements, Billings, and Adjustments

         2.1 Each Party to the Operating Agreement shall be responsible for preparing its own accounting and tax reports to meet Colombia's and other country's requirements except as otherwise agreed between them. To the extent practical, Operator shall furnish Non-Operator(s) with statements and billings in such forms required to discharge such responsibilities.

         2.2 Operator shall bill Non-Operator(s) on or before the 30th day after the last day of each month for their proportionate share of Joint Account expenditures for such month. Such billings shall be accompanied by statements of all charges and credits to the Joint Account as set forth below for the billing month and the year-to-date:





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                 A.       Statement of all charges and credits to the Joint
                          Account, summarized by appropriate classification indicative of the nature thereof, the portion of such costs charged to each of the Non-Operators, the amount of funds advanced to the Operator by each of the Non-Operators, and the commitments and expenditures made against such advances.

                 B. Operator shall furnish a description of such accounting classifications.

                 C. Amounts included in the billings shall be expressed in the currency in which Operator's records are maintained. In the conversion of currencies, in the accounting for advances of different currencies as provided for in Article 3 below, or in any other currency transactions affecting the Operations, it is the intent that none of the Parties shall experience an exchange gain or loss at the expense of, or to the benefit of, the other Parties. Operator shall furnish Non- Operator(s) sufficient currency exchange data to enable Non-Operator(s) to translate the billings to the currency of their corporate accounts.

                 D. Payment of any such bills shall not prejudice the right of any Non-Operator(s) to protest or question the correctness thereof; however, all bills and statements rendered to Non-Operator(s) by Operator





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                          during any year shall conclusively be presumed to be
                          true and correct after twenty-four (24) months following the end of any such year, unless within the said twenty-four month period a Non-Operator takes written exception thereto and makes claim on Operator for adjustment. No adjustment favorable to Operator shall be made unless it is made within the same prescribed period. The provisions of this section shall not prevent adjustments resulting from a physical inventory of the Property acquired for the Operations.

         3.      Advances and Payments

                 3.1 If Operator so requests, Non-Operator(s) shall advance to Operator their share of estimated cash requirements for the succeeding month's Operations according to the procedure set out in Article 8 of the Operating Agreement.

                 3.2 Should the Operator be required to pay large sums of money on behalf of the Operations, which could not be anticipated at the time of providing the Non-Operator(s) with said monthly estimates of its requirements, the Operator may make a written request of the Non-Operator(s) for special advances covering the Non-Operator(s) share of such payments. Non-Operator(s) shall make their proportional special advances within ten (10) days





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                          after receipt of such notice.

                 3.3 If Non-Operator(s) advances exceed their share of expenditures, the next succeeding cash advance requirements, after such determination, shall be reduced accordingly. However, Non- Operator(s) may request that excess advances be refunded. The Operator shall make such refund within ten (10) days after receipt of Non-Operator(s) request. Such refund shall be made in the currency so advanced.

                 3.4 If Non-Operator(s) advances are less than their share of actual expenditures, the deficiency shall, at Operator's option, be added to subsequent cash advance requirements or be paid by Non-Operator(s) within ten (10) days following the receipt of Operator's billing to Non- Operator(s) for such deficiency.

                 3.5 If Operator does not request Non-Operator(s) to advance their share of estimated cash requirements, Non-Operator(s) shall pay their share of expenditures within ten (10) days following receipt of Operator's billing.

                 3.6 Payments of advances or billings shall be made on or before the due date, and if not so paid, the provisions of Article 9 of the Operating Agreement shall be applied with respect to the Party or





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                          Parties not making payment on or before said due date.

         4.      Audits

                 4.1 A Non-Operator, upon at least thirty (30) days advance written notice to Operator and other Non-Operator(s), shall have the right at its sole expense to audit the Joint Account and related records for any year or portion thereof within the twenty-four (24) month period following the end of such year; provided, however, that the conducting of an audit shall not extend the time for the taking of written exception to and the adjustment of accounts as provided for in Article 2 above. Where there are two or more Non-Operators, the Non-Operators shall make every reasonable effort to conduct joint or simultaneous audits in a manner which will result in a minimum of inconvenience to the Operator.

                 4.2 Subject to prior approval of the Parties, the cost of any audit or verification of the Joint Account that is for the benefit of all Parties, shall be chargeable to the Joint Account.

                 4.3 When a Sole Risk party has conducted a Sole Risk Project for which reimbursement is claimed pursuant to Article 12 of the Operating Agreement, the Non-Sole Risk Party shall have the right for its own





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                          account to have auditors consult with the auditors of
                          such Sole Risk Party with respect to all costs and expenses for which reimbursement is so claimed.

         5.      Chargeable Costs and Expenditures

                 5.1 Operator shall charge the Joint Account for all costs necessary to conduct Operations in or with respect to the Contract Area. Such costs shall include, but are not necessarily limited to:

                          A. Ecopetrol Contract, License or Permit Payments All expenditures necessary to acquire and to maintain rights to the Contract Area.

                          B.      Labor and Related Costs

                                  The salaries and wages of Operator's (or its Affiliates') employees who are directly engaged in Operations, whether on a permanent or temporary basis, as well as the cost of employee benefits, customary allowances and personal expenses under Operator's (or its Affiliates') usual practices, including all amounts imposed by governmental authorities with respect thereto or on account of such employees.

                          C.      Material

                                  Material purchased or furnished for use in Operations, as provided under Article 6 below.

                          D.      Transportation and Employee Relocation Costs





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                                  1)     Transportation of Material and other
                                         related costs such as expediting,
                                         crating, dock charges, inland and
                                         ocean freight and unloading at
                                         destination.

                                  2)     Transportation of employees as
                                         required in the conduct of
                                         Operations.

                                  3)     Relocation costs of employees
                                         permanently or temporarily assigned
                                         to the Operations in Colombia except
                                         when the employee is reassigned from
                                         the Operations in Colombia to
                                         another location classified as a
                                         foreign location by Operator.  Such
                                         costs shall include transportation
                                         of employees' families and their
                                         personal and household effects and
                                         all of their relocation costs in
                                         accordance with Operator's (or its
                                         Affiliates') usual practice.

                          E.      Services

                                  1)     Contract services, professional
                                         consultants and other services
                                         procured from outside sources other
                                         than services covered by 5.1(H).

                                  2)     Technical services, such as, but not
                                         limited to, laboratory analysis,
                                         drafting, geophysical and geological





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                                         interpretation, engineering and related
                                         data processing, performed by the
                                         Operator (and/or its Affiliates) for
                                         the direct benefit of the
                                         Operations, provided such costs
                                         shall not exceed those currently
                                         prevailing if performed by outside
                                         technical service companies.

                                  3)     Use of equipment and facilities
                                         furnished by Operator (and/or its
                                         Affiliates) at rates commensurate
                                         with the cost of the ownership and
                                         operation thereof, but such rates
                                         shall not exceed those currently
                                         prevailing in the general vicinity
                                         of the Contract Area, or elsewhere
                                         in Colombia.

                                  4)     Whenever requested by the
                                         Non-Operator(s), Operator shall
                                         inform Non- Operator(s) in advance
                                         of the rates it proposes to charge,
                                         which charge shall form part of the
                                         relevant Budget and Program.  Rates
                                         shall be revised and adjusted from
                                         time to time when found to be either
                                         excessive or insufficient.

                          F.      Damages and Losses to Property

                                  All costs or expenses necessary for the
                                  repair or replacement of property used in Operations resulting from damages or losses incurred by





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                                  fire, flood, storm, theft, accident or any
                                  other cause.  Operator shall furnish Non-
                                  Operator(s) written notice of damages or losses in excess of Twenty-Five Thousand Dollars (U.S. $25,000) each, as soon as practicable.

                          G.      Insurance

                                  1)       Premiums for insurance required by
                                           the Ecopetrol Contract, the
                                           Operating Agreement or the
                                           Regulations and acquired for the
                                           benefit of the Operations.

                                  2)       Credits for settlements received
                                           from the insurance carrier and
                                           others and attributable to the Joint
                                           Account.

                                  3)       Actual expenditures incurred in the
                                           settlement of all losses, claims,
                                           damages, judgments and other
                                           expenses for the benefit of the
                                           Operations.

                          H.      Legal Expense

                                  All costs or expenses of handling,
                                  investigating and settling litigation or claims arising by reason of the Operations or necessary to protect or recover property used in Operations including, but not limited to, attorney fees, court costs, costs of investigation or procuring evidence and





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                                  amounts paid in settlement or satisfaction of
                                  any such litigation or claims; however, no charge shall be made for the services of the legal staff of the Operator (or its Affiliates) unless by prior agreement of the Non-Operator(s).

                          I.      Duties and Taxes

                                  All duties and taxes (except taxes based on income and royalty based on production from the Contract Area), fees and governmental assessments of every kind and nature.

                          J.      Offices, Camps and Miscellaneous Facilities

                                  Net cost of maintaining, equipping,
                                  furnishing and operating any offices,
                                  suboffices, camps, warehousing and other facilities directly serving the Operations shall be charged to the Joint Account. If such facilities serve Operations in addition to the Joint Operations, the net costs shall be allocated to the properties served on an equitable basis.

                                  The charge under the foregoing paragraph shall be for services of all personnel and offices of Operator and its Affiliates who are not directly assigned to Operations and shall be charged each month at the following rates on





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                                  total expenditures attributable to Operations
                                  in the preceding month:

                                  1)     The percentages for such
                                         administrative overhead cost shall
                                         be three and one- half percent (3
                                         1/2%) of all annual joint account
                                         exploration expenditure and shall be
                                         two percent (2%) of all annual joint
                                         account development and production
                                         expenditure.  The fee for
                                         administrative overhead shall be
                                         charged to the joint account monthly
                                         in arrears, based upon the direct
                                         expenditures incurred during such
                                         month.

                                  2)     The minimum overhead charge per month
                                         shall be U.S. $5,000 per month.

                                         The above administrative overhead rates
                                         shall be reviewed by the Operating
                                         Committee periodically, but not more
                                         frequently than annually.  If such
                                         charges are found to be insufficient
                                         or excessive, same will be revised
                                         effective on the month following
                                         that when the agreement is reached,
                                         the intent being that the Operator
                                         recover its actual overhead costs
                                         applicable to Operations and shall
                                         neither gain nor lose by the reason
                                         of the fact that it acts as
                                         Operator.





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                          K.      Other Expenditures

                                  Any other expenditures not covered or dealt with in the foregoing provisions but which are incurred by the Operator (or its Affiliates) for the conduct of the Operations shall be charged to the Joint Account of the Parties.

         6.      Material

                 6.1      Purchases

                          A. Cost of equipment, machinery, materials, articles purchased or furnished by Operator for the Joint Account, provided such cost shall not exceed that currently prevailing in normal arm's-length transactions in the open market. Such costs shall include export brokers' fees, transportation charges, loading and unloading fees, export and import duties, and license fees associated with the procurement of material and equipment, applicable taxes and intransit losses, if any, not covered by insurance, less any cash, volume of trade discounts. So far as it is reasonably practical and consistent with efficient and economical operation, only such material shall be purchased for, or transferred to, the Joint Account as may be required for immediate use; and accumulation





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                                  of surplus stocks shall be kept to a minimum
                                  considering the distance from source of
                                  supply and the time required to receive
                                  deliveries of materials in remote locations.

                 6.2      Material Furnished by Operator

                          A. Material required for operations shall be purchased for direct charge to the Joint Account whenever practicable, except that Operator may furnish such material from its stock under the following conditions:

                                  1)       New material transferred from the
                                           warehouse or other properties of
                                           Operator shall be priced at the
                                           current replacement cost on a
                                           world-wide competitive basis of the
                                           same kind of material, effective at
                                           date of movement and f.o.b.  the
                                           supply point nearest the Contract
                                           Area where material of the same kind
                                           is available.

                          B.      Used materials furnished by Operator
                                  (Conditions "B" and "C"):

                                  1)       Material and equipment which is in
                                           sound and serviceable condition and
                                           suitable for use without repair or
                                           reconditioning shall be classified
                                           as Condition "B" and, except as
                                           provided hereinbelow, priced at





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                                           seventy-five percent (75%) of
                                           current new price of like material.

                                  2)       Material and equipment not meeting
                                           the requirements of subparagraph 1)
                                           above, but which can be made
                                           suitable for use after being
                                           repaired or reconditioned shall be
                                           classified as Condition "C" and
                                           priced at fifty percent (50%) of
                                           current new price of like material.
                                           The cost of reconditioning shall
                                           also be charged to the Joint Account
                                           provided the Condition "C" price,
                                           plus cost of reconditioning, does
                                           not exceed the Condition "B" price;
                                           and provided that material so
                                           classified will meet the
                                           requirements for Condition "B"
                                           material upon being repaired or
                                           reconditioned.

                                  3)       Tanks, derricks, buildings, and
                                           other items of material involving
                                           erection costs, if transferred in
                                           knocked-down condition, shall be
                                           graded as to condition as provided
                                           in this paragraph 6.2(B) and priced
                                           on the basis of knocked-down price
                                           of like new material.

                                  4)       Material and equipment including
                                           drill pipe, casing and tubing, which
                                           is no





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                                           longer useable for its original
                                           purposes but is further useable for
                                           some other purpose, shall be graded
                                           as to condition as provided in this
                                           paragraph 6.2(B) and valued on the
                                           basis of current new price of items
                                           normally used for such other purpose
                                           if sold to outsiders, and if
                                           retained in the Joint Account valued
                                           at no more than at depreciated
                                           value.

                                  5)       Current new price, whenever used in
                                           this paragraph 6.2(B) shall have the
                                           same meaning and be determined in
                                           accordance with paragraph 6.2(A).

                 6.3      Premium Prices

                          A. In the event material is not obtainable at recognized current list prices from general supply sources due to national emergency, strikes, governmental regulations or other unusual circumstances over which Operator has no control, the provisions of the prior paragraphs pertaining to pricing materials and costs of transportation shall not apply and Operator may supply such scarce materials from any available source, charging therefor the current replacement cost, including the cost of transporting such material to the Contract





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                                  Area, provided, when practicable, that a
                                  Non-Operator who becomes an undivided
                                  interest owner in such material shall be given the opportunity to furnish its share in kind.

                 6.4      Warranty of Material Furnished by Operator

                          A. Operator does not warrant the material furnished beyond the warranty furnished by the dealer or manufacturer. In case of defective material, credit shall not be passed until adjustment has been received by Operator from the manufacturers or their agents.

         7.      Disposal of Equipment and Materials

                 A. Operator shall be under no obligation to purchase the interest of Non-Operators in surplus new or used materials. Unless the removal of surplus equipment and materials is otherwise restricted in this Agreement, Operator shall account for the disposition of surplus equipment and material as follows:

                 7.1      Material Purchased by Operator or Non-Operator

                          A.      The value of materials and equipment
                                  transferred to Operator shall be included in the monthly statement of operations for the month in which the materials or equipment are removed from the Contract Area.

                          B.      Materials and equipment transferred to Non-





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                                  Operators shall be paid for by Non-Operators
                                  immediately following delivery of materials and equipment and upon receipt of invoice. Operator shall thereupon include credit for the payment in the monthly statement of Operations for the month in which the materials or equipment were paid for by Non-Operators.

                 7.2      Division in Kind

                          A. When materials and equipment are divided in kind between Operator and Non-Operators, each Party shall be charged individually with the value of the materials and equipment so divided in proportion to its Percentage Interest, and corresponding credits shall be made currently in the monthly statement.

                 7.3      Sales to Outsiders

                          A. Sales to outsiders of materials or equipment shall be made with the consent of Non-Operators as to both terms and price, and when made, proceeds shall be credited by Operator at the full amount collected from vendee. Any claims by vendee for defective materials, or otherwise, shall be charged back if and when paid by Operator.

                 7.4      Disposal of Junk





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                          A.      Operator, on behalf of itself and
                                  Non-Operators, shall have the right to remove from the Contract Area, and dispose of junk materials and scrap. The net proceeds from the sale or transfer of all such materials shall be credited currently in the monthly statement.

         8.      Basis of Price Materials Transferred From Joint Account

                 A. Materials and equipment transferred to either Operator or Non-Operators or divided in kind among them, unless otherwise agreed, shall be valued on the following basis of condition and price:

                 8.1      New Material

                          A. New materials and equipment (Condition "A") acquired for the Joint Account but not used, at one hundred percent (100%) of current new price.

                 8.2      Used Material

                          A. Materials and equipment which are in sound and serviceable condition and suitable for use without repair or reconditioning shall be classified as Condition "B" and except as provided hereinbelow shall be priced at seventy-five percent (75%) of current new price of like materials.

                B.      Materials and equipment not meeting the





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                                  requirements of subparagraph 8.2(A) above,
                                  but which, after being repaired or
                                  reconditioned, will meet the requirements for Condition "B" material, shall be classified as Condition "C" and, except as provided below, shall be priced at fifty percent (50%) of current new price of like materials. When the Operator desires to take the materials into its one hundred percent (100%) account, the Joint Account shall be charged with repair costs and the Operator shall grant credit at Condition "B" value in those instances where the cost of repairs plus the value of Condition "C" do not exceed the value at Condition "B".

                          C. Materials and equipment, including drill pipe, casing and tubing which are no longer useable for their original purpose but are further useable for some other purpose, shall be graded as to condition as provided in paragraph 6.2(B) and priced on the basis of current price of items normally used for such other purpose.

                          D. Unserviceable materials and scraps shall be considered junk, classed as Condition "D" and, if transferred to Operator, valued at prevailing junk prices in the district where





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                                  the Contract Area is located.  Such items
                                  with an original book value in excess of U.S. $10,000.00 shall be brought to the attention of the Operating Committee for review.

                          E. In cases where items of major equipment due to unusual circumstances or condition cannot be graded as to condition as provided in paragraph 6.2(B) of such items shall be priced by the Operator on a fair and equitable basis.

                          F. Current new price, wherever used in this paragraph 8.2 shall have the same meaning and be determined in accordance with subparagraph 6.2(A).

         9.      Inventories

                 9.1      Periodic Inventories - Notice and Representation

                          A. At reasonable intervals, inventories shall be taken by Operator of all Joint Account storehouse stock and installed material and equipment on which detailed accounting records are normally maintained for material control purposes. Operator shall give Non-Operators written notice at least thirty
                                  (30) days in advance of its intention to take inventory, and Non-Operators, at their sole cost and expense, shall each be entitled to have a representative present. The failure of any





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                                  Non-Operator to be represented at such
                                  inventory shall bind such Non-Operator to accept the inventory taken by Operator, who shall in that event furnish each Non-Operator with a reconciliation of overage and shortages. Inventory adjustment to the Joint Account shall be made by Operator for overages and shortages but Operator shall be held accountable to Non-Operators only for shortages due to lack of reasonable diligence.

                 9.2      Special Inventories

                          A. Whenever there is a sale or change of interest in the Property, a special inventory may be taken by the Operator provided the seller and/or purchaser of such interest agrees to bear all of the expense thereof.
                                  In such cases, both the seller and purchaser shall be entitled to be represented and shall be governed by the inventor so taken.

         10.     Termination

                 A. As soon as practical after the termination of this Agreement, the Joint Account shall be finally settled and balanced by whatever cash payments among the Parties are necessary following presentation by Operator to all Parties of a final statement of the costs and credits in the Joint





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                         Account, subject to any adjustments that may be
                         required as the result of any final audit performed in accordance with the procedures provided elsewhere in this Operating Agreement. Operator shall give Non-Operators written notice at least thirty (30) days in advance of its intention to take inventory, and Non-Operators, at their sole cost and expense, shall each be entitled to have a representative present.
                         The failure of any Non-Operator to be represented at such inventory shall bind such Non-Operator to accept the inventory taken by Operator, who shall in that event furnish each Non-Operator with a reconciliation of overage and shortages. Inventory adjustment to the Joint Account shall be made by Operator for overages and shortages but Operator shall be held accountable to Non-Operators only for shortages due to lack of reasonable diligence.





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